                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------


Contacts:
Donald J. Larson                           John K. Carlyle
President and Chief Executive Officer      Chairman and Chief Executive Officer
CRA Managed Care, Inc.                     OccuSystems, Inc.
(617) 367-2163                             (972) 484-2700



                OCCUSYSTEMS AND CRA MANAGED CARE AGREE TO MERGE


BOSTON, Massachusetts and DALLAS, Texas (April 21, 1997) - CRA Managed Care, Inc. (Nasdaq/NM: CRAA) and OccuSystems, Inc. (Nasdaq/NM: OSYS) today jointly announced that the two companies have agreed to a merger that will create the nation's first fully integrated managed care company focused on workers' compensation cost containment. The new company formed by this merger, Concentra(R) Managed Care, Inc., will provide preventive services, first report of injury, primary care, specialist networks, specialized cost containment services, and field case management for worker's compensation as well as for the disability and automobile injury markets. Concentra Managed Care will have operations in 49 states, the District of Columbia, and Canada. The combined revenues for the year ended December 31, 1996, were approximately $350 million, and the two companies currently have a combined market capitalization of approximately $800 million.

     John K. Carlyle, Chairman and Chief Executive Officer of OccuSystems, will become Chairman of Concentra Managed Care. Commenting on the announcement, he said, "This union combines the considerable strengths and capabilities of the industry's leading participants to form a company that is well positioned to capitalize on the trends emerging in workers' compensation. With complementary business models now to be joined into one unified company, Concentra Managed Care will offer prospective and retrospective services to employers and insurers of all sizes, and these services will be especially appealing to those who seek broad geographic coverage for a comprehensive solution to their workers' compensation needs in multiple locations. As one company, we will be strongly positioned to participate across the continuum of care, bringing a full solution to bear on costs throughout the entire injury resolution process."

     Donald J. Larson, presently President and Chief Executive Officer of CRA, will be President and Chief Executive Officer of the new combined company. He added, "By combining OccuSystems' network of affiliated physicians with CRA's preferred provider organization, we
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                                     -MORE-
CRAA AND OSYS to Merge
Page 2
April 21, 1997


are creating a network of providers for workers' compensation that is unparalleled in scope, national presence, and breadth of services. Because of CRA's broad range of cost containment and case management services, this merger positions Concentra Managed Care to meet a full spectrum of customer needs in workers' compensation, including primary care clinical services and preventive patient management. Furthermore, by enhancing our ability to direct care and to take an outcomes-driven approach to managed care, the merger with OccuSystems will provide additional opportunities for growth in workers' compensation, and for continued expansion into other markets such as disability claims and automobile injuries."

     The merger has been structured as a tax-free stock-for-stock exchange to be accounted for as a pooling of interests. The outstanding shares of both companies will be exchanged for new shares in Concentra Managed Care on the basis that each share of OccuSystems will equate to 0.56 shares of CRA. OccuSystems' 21.6 million shares will be exchanged for 57.3% of the combined company, while CRA's 9.0 million shares will be exchanged for 42.7% of Concentra Managed Care.

     In connection with the merger agreement, CRA and OccuSystems mutually have granted each other an option to purchase up to 10% of each other's common stock, exercisable upon termination of the merger agreement under certain circumstances. In the event the merger is similarly terminated by either company, CRA and OccuSystems also have agreed that the terminating company will pay the other company a termination fee of $10 million.

     Alex. Brown & Sons is serving as financial advisor to CRA and has rendered a fairness opinion to CRA's Board of Directors with respect to the proposed merger. Donaldson, Lufkin & Jenrette Securities Corporation is serving as financial advisor to OccuSystems and has rendered a fairness opinion to OccuSystems' Board of Directors. The merger agreement was unanimously approved by both companies' Boards of Directors earlier today.

     The merger remains subject to approval by the companies' stockholders, and special meetings for this purpose are expected to be scheduled early in the third quarter of 1997. The merger also is contingent on applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions.
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                                     -MORE-
CRAA and OSYS to Merge
Page 3
April 21, 1997


     Concentra Managed Care will be headquartered in Boston. The Board of Directors will consist of at least eight members, with CRA and OccuSystems each nominating four directors. The new management team for Concentra Managed Care will reflect a combination of the senior officers of the merging companies. The company will maintain regional offices in Dallas for its practice management services, development activities, legal services, and certain other administrative functions.

     CRA Managed Care provides managed care services designed to reduce the costs associated with workers' compensation, automobile and disability insurance claims. The company operates one of the largest field case management organizations in North America, consisting of 119 offices with approximately 1,200 field case managers who provide medical management and return to work services in 49 states, Washington D.C., and Canada. CRA also provides a broad range of specialized cost containment services from 78 service locations including utilization management, telephonic case management and retrospective medical bill review.

     OccuSystems is the nation's largest physician practice management company focusing on occupational healthcare. OccuSystems provides the management, facilities, administrative and technical support, injury management, physical therapy services and other ancillary services necessary to establish and maintain a fully integrated network of occupational healthcare providers. OccuSystems currently manages the practices of 203 physicians in the company's 117 occupational healthcare centers located in 32 markets in 16 states.

     Statements contained in this news release that are not based on historical facts are forward-looking statements which are subject to uncertainties and risks, including, but not limited to, the successful completion of the herein described merger, demand for the companies' products and services, economic and competitive conditions, the availability of other appropriate acquisition candidates, access to borrowed or equity capital on favorable terms, and other risks detailed in the companies' Securities and Exchange Commission filings.

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